ACQUISITION AGREEMENT

Dated as of June 16th, 2020

By and Among

COJAX OIL AND GAS CORPORATION

and

BARRISTER ENERGY, LLC

CONFIDENTIAL

The information contained herein is confidential and is intended only for the person or entity to which it is issued.  This information may not be reproduced, distributed, or used for any other purpose without the express written consent of CoJax Oil and Gas Corporation and must be returned upon demand.

Exhibit 2.1 Acquisition Agreement

This ACQUISITION AGREEMENT (“Agreement”) is entered into this 16th day of June 2020 (the "Effective Date") by CoJax Oil and Gas Corporation, a Virginia corporation (hereinafter referred to as the "Buyer") and Barrister Energy, LLC, a Mississippi Limited Liability Company (the “LLC”) and the Members of the LLC listed in Exhibit A hereto (hereinafter referred to individually as the “Seller” and collectively as the "Sellers"). Buyer, Sellers, and LLC may also be referred to individually as a “party” and collectively as the “parties.”

BACKGROUND:

WHEREAS, each of the governing authorities and holders of outstanding voting equity securities of Buyer and LLC have approved this Agreement and the transactions contemplated hereby; and

WHEREAS, Buyer is purchasing from Sellers one hundred percent (100%) of the Sellers’ LLC membership interests, being all of the outstanding LLC membership interests.

NOW, THEREFORE, in consideration of the respective representations, warranties, covenants, agreements, and conditions contained herein, the sufficiency of the consideration being acknowledged by the parties, the parties agree:

ARTICLE 1

DEFINITIONS

Section 1.01. Definitions. (a) The following terms mean:

"Affiliate" of any party or person means any person directly or indirectly controlling, controlled by or under common control with that party or person. For the purposes of this definition, "Control" when used with respect to any party or person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise; and the terms "Controlling" and "Controlled" have meanings correlative to the foregoing.

"Business day" means a weekday on which commercial banks in Hattiesburg, Mississippi, are open for business for more than six hours.

"Closing" means the sale, assignment, and transfer of all (100%) of the outstanding Membership Interests of the LLC owned by the Sellers to Buyer for the consideration described below and consummation of all actions to effect that sale, assignment, and transfer of Sellers’ LLC Membership Interests hereunder.  “Exchange” means the exchange of “Payment Shares” (as defined below) for all (100%) of the Sellers’ LLC Membership Interests.

“Debt” means the debt obligations of LLC, as described in Schedule One hereto.

”Intellectual property right" means any patent, patent right, trademark, trademark right, trade name, trade name right, service mark, service mark right, logo, copyright, and other proprietary intellectual property right and all applications thereto.

“IPO” means initial public offering made by a Form S-1 Registration statement filed with the U.S. Securities and Exchange Commission (SEC File Number 333-232845), declared effective on August 12, 2019, and registering 3 million shares of Common Stock.  These registered shares are not available for issuance under this Agreement or in the Exchange.

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"Knowledge" of the Buyer, Members, or Seller, as the case may be, shall mean the personal and actual knowledge of Jeffrey Guzy for the Buyer, Managing Member for the LLC, and each individual Seller – in each case without independent verification or investigation.

“LLC Membership Interests” means all (100%) of the Membership Interests owned by the Sellers in the LLC (as described in Exhibit One hereto).  The term “LLC Membership Interests” includes in its meaning all economic, voting, and management participation rights of each Seller in the LLC.

"Material adverse effect" means, (A) with respect to the Buyer, a material adverse effect on the condition (financial or otherwise), business, assets or results of operations or prospects of the Buyer, except any such effect, resulting from or arising in connection with (i) this Agreement or the transactions contemplated hereby or the announcement hereof, (ii) changes, circumstances or conditions (including changes in applicable laws, rules, and regulations) affecting the oil and gas exploration industry in general, or (iii) changes in general economic conditions or financial markets, and (B) with respect to Sellers or LLC, as the case may be, a material impairment of the ability of any Seller to perform its, his or her obligations, or the LLC to perform its obligations, as the case may be, under this Agreement or to consummate the transactions contemplated by this Agreement and in accordance with Agreement’s terms and conditions. “Material” means any impact, effect, or result deemed important by a reasonable person in making an investment decision about the securities of a company or a transaction in the securities of a company.

“Person” means an individual, group, corporation, partnership, limited partnership, limited liability company, association, trust or other entity or organization, including a government or political subdivision or an agency or instrumentality thereof. “Third Party” is a person who is not a named and signatory party to this Agreement.

“Prohibited action” means an act or omission that is not in the ordinary course of business and would be regarded by a reasonable businessman as clearly detrimental to the best interests of, or materially adverse to the best interests of a company, including its business operation or financial condition.

"SEC" means the U.S. Securities and Exchange Commission.

"Subsidiary" means, with respect to any person, any entity of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions are at any time directly or indirectly owned by such person.

"1933 Act" means the Securities Act of 1933.

"1934 Act" means the Securities Exchange Act of 1934.

Any reference in this Agreement to a statute shall be to such statute, as amended from time to time, and to the rules and regulations promulgated thereunder.  The plural and possessive versions of a defined term are included in the definition of that defined term.

ARTICLE 2: PURCHASE OF MEMBERSHIP INTERESTS

Section 2.01.  Purchase of Membership Interests.  (a) Buyer will purchase and accept from each of the Sellers, and each of the Sellers will sell, transfer and assign to Buyer at the Closing all of the Sellers’ rights, claims,

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interests and title to all of their respective Membership Interests, including all economic and voting rights, in the LLC for the consideration set forth in Exhibit A hereto, which consideration consists in the aggregate of 3,650,000 shares of Common Stock of Buyer (“Payment Shares”), and the assumption of $2,700,000 principal amount of Debt by Buyer.  Each Member’s allocation of the Payment Shares in exchange for that Member’s Membership Interests in the LLC is set forth in Exhibit A hereto. Each party will provide the deliverables described in Exhibit A hereto as being that party’s obligation to the other party or parties (“Deliverables”), and the tender or waiver of tender of each of the Deliverables being required to consummate the Closing. Debt will not be an obligation of and will not be assumed or guaranteed by any officer, director, or shareholder of Buyer.

(b) Closing Date.  The Closing will occur at 5:00 p.m., Eastern Standard Time, on a weekday within Fifteen (15) days after the date on which: (i) the audit conducted by Buyer’s auditor of the transactions contemplated under this Agreement and the parties is completed and (ii) the audited financial statements and footnotes, along with the auditor’s opinion letter, (collectively, the “Audit Report”) are delivered to the Buyer; (iii) other parties have received the Audit Report; (iv) Sellers and LLC have taken all actions under the LLC Operating Agreement and laws of Mississippi to allow the sale, transfer, and assignment of all of the Sellers’ Membership Interests in the LLC; (v) satisfaction of any change of control requirements for the instruments and agreements evidencing any portion of the Debt; and (vi) parties have complied with any regulatory filing or governmental consent requirements for the effectiveness under applicable federal and state laws and regulations for the Exchange.  The date on which the Closing occurs is the “Closing Date” and the “Closing Deadline” is the fifteenth (15th) day after the date on which the events described in Subsection 2.01(b)(i), (ii) and (iii) above are completed.

(c) The Payment Shares are “restricted securities” under Rule 144 of the 1933 Act and under state securities laws and regulations.  Each of the Sellers will not sell, transfer, assign, pledge, hypothecate or otherwise dispose of any of the Payment Shares in any manner which would violate any federal or applicable state securities laws or regulations (“Securities Laws”) or eliminate the availability to the Buyer of its exemption from registration requirements, which exemption is specified by the provisions of the Securities Laws and is relied upon by Buyer for issuance of Payment Shares in the Exchange. Each of the Sellers also agrees and acknowledges, and each Seller represents to the Buyer:

(i) The Seller is aware that the Payment Shares are restricted securities and cannot be sold, pledged, hypothecated, or otherwise disposed of, unless in compliance with the provisions of Securities Laws (by registration thereunder or exemption from registration thereunder) and do not enjoy any registration rights.

(ii) A legend in substantially the following form has been or will be placed on any certificate(s) representing and evidencing the Payment Shares, including any replacement stock certificates:

“THESE SECURITIES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR THE SECURITIES LAWS OF ANY STATE OR OTHER JURISDICTION. THESE SECURITIES MAY NOT BE SOLD OR OFFERED FOR SALE, PLEDGED OR HYPOTHECATED EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OR PURSUANT TO AN EXEMPTION FROM REGISTRATION THEREUNDER, IN EACH CASE IN ACCORDANCE WITH ALL APPLICABLE SECURITIES LAWS OF THE STATES OR OTHER JURISDICTIONS, AND IN THE CASE OF A TRANSACTION EXEMPT FROM REGISTRATION, SUCH SECURITIES MAY ONLY BE TRANSFERRED IF THE TRANSFER AGENT FOR SUCH SECURITIES HAS RECEIVED DOCUMENTATION SATISFACTORY TO IT THAT SUCH TRANSACTION DOES NOT REQUIRE REGISTRATION UNDER THE SECURITIES ACT.”

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(d) Buyer is entitled to issue a stop transfer order and instructions to the transfer agent of the Buyer with respect to, and transfer agent is entitled to rely on the Buyer’s order and instructions in respect of, any of the Payment Shares in order to restrict the sale, transfer, pledge, hypothecation or other disposition of those Payment Shares in any transaction in violation of the Securities Laws or this Agreement (as determined by Buyer in its sole but reasonable discretion).

Section 2.02. Buyer Disclosure Documents. The Buyer agrees that each document required to be filed by the Buyer with the SEC or required to be distributed or otherwise disseminated by the Buyer to the Buyer's stockholders in connection with the transactions contemplated by this Agreement (the "Buyer Disclosure Documents"), and any amendments or supplements thereto when filed, distributed or disseminated, as applicable, will comply as to form in all material respects with the applicable requirements of the 1934 Act or 1933 Act and all applicable regulations thereunder, as the case may be.

Section 2.03. Seller Disclosure Documents. Each of the Sellers agrees, and the LLC agrees that the information that it, he or she furnishes to the Buyer in writing specifically for use in any Buyer Disclosure Document will not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading at the time of the filing of such Buyer Disclosure Document or any supplement or amendment thereto, at the time of any distribution or dissemination thereof and at the time of the consummation of the Exchange.

Section 2.04. Rescission Right. (a) Sellers’ Rescission Right. During the period from the Closing Date until July 1st, 2021 (“Rescission Period”), the Sellers will be entitled as a group, but not individually, to rescind the exchange of Seller’s Membership Interests for Payment Shares (the “Rescission”) upon satisfaction of any of the following conditions: (i) occurrence of any of the triggering events in Section 2.04(b) (“Sellers Triggering Event”) and (ii) full compliance with the requirements of Section 2.06 below. All Sellers must consent to rescission under this Section 2.04 to exercise and effect the rescission right under this Section 2.04.

(b) The Sellers Triggering Events are: (i) prior to the expiration of the Rescission Period, Buyer files a petition for protection from creditors under any chapter of the U.S. Bankruptcy Code and that petition is not withdrawn within sixty (60) days, or Buyer is declared insolvent by a court of competent jurisdiction, or Buyer’s Board of Directors approves a plan of complete liquidation; or (ii) if Buyer has not been issued a trading symbol for its Common Stock by Financial Industry Regulatory Authority or “FINRA” within Ninety (90) days of the consummation of the Closing; or (iii) if Buyer’s Common Stock has not been listed on: the New York Stock Exchange or NYSE American Exchange; or quoted on NASDAQ Capital Markets; or to be quoted or listed on any successor market to the foregoing, by the first annual anniversary of the Effective Date.

2.05 Buyer Rescission Right. (a) Buyer will have the right to rescind the issuance of the Payment Shares upon: (i) the occurrence of any of the events in Section 2.05(b) below prior to the expiration of the Rescission Period, (“Buyer Triggering Event”) and (ii) Buyer’s compliance with Section 2.06 below and full compliance with the applicable Securities Laws.

(b) The Buyer Triggering Events are: (i) prior to the expiration of the Rescission Period, a Seller files a petition for protection from creditors under any chapter of the U.S. Bankruptcy Code and that petition is not withdrawn within sixty (60); or (ii) prior to the expiration of the Rescission Period, a receiver or other liquidating officer is appointed for substantially all of the assets or business of a Seller, or if a Seller makes an assignment for the benefit of creditors of all or substantially all of Seller’s operating assets; or (iii) if the LLC Membership Interests acquired by the Buyer at the Closing in the Exchange do not represent one hundred percent (100%) of the then issued and outstanding LLC Membership Interests, and all economic and voting rights thereto, as of the Closing.

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(c)  Assignment of Debt.  In the event that the Sellers timely rescind the Exchange in accordance with this Agreement, then the LLC agrees to assume the unpaid amount of the Debt concurrently with the consummation of Rescission.  Upon the occurrence of the Rescission, LLC will sign all required agreements, documents and instruments to assume all liability and responsibility for payment of the principal and interest thereon of the balance of the Debt (as determined on the date of the assumption of the Debt hereunder). The signing of the Debt assumption agreements, documents, and instruments will occur concurrently with the Rescission process in Section 2.06 below. Buyer can enforce this Section 2.05(c) by injunctive relief without posting bond, proof of damages, or compliance with arbitration provisions of Section 2.08 below. In the event of an assumption of the Debt by LLC, Buyer will prepare the required agreements, documents, and instruments at Buyer’s expense.  Those agreements, documents, and instruments will be commercially reasonable in their terms and conditions.

2.06 Procedure for Rescission.  If a Seller Triggering Event occurs or a Buyer Triggering Event occurs, as the case may be, and the Sellers elect to rescind the Exchange or the Buyer elects to rescind the Exchange, as the case may be, and all conditions precedent in Section 2.04 or Section 2.05, as the case may be, above have been satisfied, then the parties agree they must comply with the following procedure to consummate a rescission of the Exchange: (i) each Seller will tender all of his, her or its Payment Shares to the Buyer; (ii) within five (5) days after the date on which the Sellers have tendered all of the Sellers’ Payment Shares to the Buyer, the LLC will issue LLC Membership Interests to each Seller representing the percentage ownership of the LLC Membership Interests that the Seller exchanged for his, her or its Payment Shares (“Pre-Closing Interests”); (iii) within five (5) days after receiving all of the Payment Shares from the Sellers, the Buyer will tender all of the Membership Interests of the LLC received by the Buyer under this Agreement in the Exchange, representing one hundred percentage (100%) of all Membership Interests of the LLC, to the LLC for cancellation by the LLC; (iv) all Buyer appointed or elected Managers, directors and officers of the LLC will resign upon receipt of a written notice from Buyer of the consummation of the actions in Section 2.06(i), (ii) and (iii), each resignation being effective on the date of receipt of the Buyer’s written notice. The Buyer’s written notice will be sent to the Buyer appointees or elected Managers, directors and officers of the LLC within five (5) days after Buyer has received all of the Payment Shares from the Sellers; and (v) parties will cooperate fully, diligently and in good faith to take all actions and sign all agreements, filings, reports, affidavits, forms, certificates and other documents that are reasonably necessary to rescind the issuance of Payment Shares and rescind the Exchange, to terminate all interests, claims, and rights of the Buyer in or to the LLC and its assets as well as terminate all interests, rights, and claims of the Seller and the LLC in or to the Buyer and the Payment Shares, including compliance with applicable Securities Laws. Buyer will prepare the agreements, documents, and instruments for the consummation of any Rescission and do so at Buyer’s expense.

2.07. SEC Filings. Buyer will timely file a Form 8-K and any other required filings, exhibits, amendments to SEC filings, and information with the SEC to report the rescission of the issuance of the Payment Shares and Exchange and the termination of all interests, rights, and claims to the LLC.  While the Buyer will endeavor to allow the LLC and Sellers to review the proposed disclosures in the Form 8-K or other SEC filings, the parties agree and acknowledge that the Buyer has a legal obligation to timely report or disclose material developments to the SEC in public filings and that this disclosure obligation will not be barred or delayed under any circumstances by the LLC or any Sellers or their review of proposed SEC filings by Buyer, whether acting separately or jointly.  Further, the Buyer has no obligation to amend the text of its public disclosures in SEC filings as requested or demanded by the LLC or any Sellers. LLC and Sellers will fully and timely cooperate with the Buyer in verifying disclosures in any Buyer SEC filings about this Agreement and any rescission of the Exchange.  Each party will pay and be responsible for its or his or her respective costs for cooperation in the verification of disclosures in Buyer SEC filings.  The parties agree and acknowledge that the Sellers and LLC are not liable to Buyer for disclosures in Buyer SEC filings absent a certification of representation by a Seller or LLC to the contrary.

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2.08.  Arbitration.  Unless required otherwise by applicable federal or state laws and regulations, or unless expressly stated otherwise in this Agreement, including the exclusion in Section 2.05(c) above for LLC assuming the Debt from Buyer, any dispute, claim, cause of action or controversy arising out of or relating to or based on the rescission of the Exchange and related provisions of this Agreement, or the breach, termination, enforcement, interpretation or validity thereof, including the determination of the scope or applicability of this agreement to arbitrate, shall be determined by mandatory arbitration in Jackson, Mississippi before one (1) arbitrator. The arbitration shall be administered by JAMS pursuant to its Comprehensive Arbitration Rules and Procedures and in accordance with the Expedited Procedures in those Rules. Judgment on the JAMS Arbitration Award or “Award” may be entered in and enforced by any court having jurisdiction. This clause shall not preclude parties from seeking provisional remedies in aid of arbitration from a court of appropriate jurisdiction. The parties agree to appointment or emergency arbitrator for any requested emergency relief.  Each party shall communicate its choice of a party-appointed arbitrator only to the JAMS Case Manager in charge of the arbitration. This Agreement and the rights of the parties hereunder shall be governed by and construed in accordance with the laws of the State of Mississippi, exclusive of conflict or choice of law rules.  The parties adopt and agree to implement the JAMS Optional Arbitration Appeal Procedure (as it exists on the effective date of this Agreement) with respect to any final award in an arbitration arising out of or related to this Agreement.

2.09. Definitions. For purposes of this Section 2.09, the following terms mean: (A) “Damages” means any damage, loss, liability, Tax, royalty, claim, judgment, award, assessment, settlement, disbursement, deficiency, fine, penalty, cost or expense of any nature whatsoever (including any costs of investigation and any defense and reasonable attorneys’, consultants’ and experts’ fees and expenses), but excluding speculative, punitive and incidental damages and claims for loss of future profit, appreciation, business opportunity or tax advantage; (B) “Pre-Closing Tax Period” means the period from the beginning on January 1, 2020 and ending on the Closing Date;  (C) “Proceeding” means any lawsuit, other litigation, notice of violation, notice, demand, action, cause of action, enforcement action, proceeding, hearing, arbitration, mediation, citation, indictment, summons, subpoena, audit or investigation or inquiry of any nature (in each case, whether civil, criminal, administrative, regulatory, investigative or informal, and whether at law or in equity, commenced, conducted, heard or pending by or before any governmental authority or mediator; (D) “Pro Rata Share” means, with respect to each Seller, the proportion of Payment Shares owned by such Seller relative to Payment Shares owned by all Sellers in the aggregate; (E) “Tax” means any federal, state, county, municipal, local, foreign or other tax, duty, fee, excise, premium, impost, levy, assessment, tariff or other charge of any kind whatsoever imposed, assessed or collected by a governmental authority; and (F) “governmental authority” means any nation or government, any state, local or other political subdivision thereof, any central bank (or similar monetary or regulatory authority) thereof, any entity exercising executive, legislative, judicial, regulatory, or administrative functions of or pertaining to government, and any corporation or other entity owned or controlled, through stock or capital ownership or otherwise, by any of the foregoing.  The definition of “government authority” shall apply to the entire agreement, and any reference to “governmental approval,” “governmental consent,” or similar terms means action by a government authority.

(b)    Indemnification Obligations of Sellers. (i)    From and after the Closing and subject to the limitations set forth in this Section 2.09, each Seller (“Indemnifying Seller”) indemnifies the Buyer and its Affiliates, their respective equity holders (other than the Indemnifying Seller) and the representatives of each of the foregoing (collectively, the “Buyer Indemnified Persons”) for, and shall save and hold each of them harmless against, and pay on each of their behalf or reimburse each of them for, any Damages that any such Buyer Indemnified Person suffers, sustains or becomes subject to, directly or indirectly, as a result of or in connection with: (A)   any inaccuracy in or breach of any representation or warranty made by the Indemnifying Seller in this Agreement; (B)  any nonfulfillment, nonperformance or other breach of any covenant, obligation or agreement

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of the Indemnifying Seller in this Agreement that is not remedied in any applicable cure period, if any; or (C) criminal act, violation of Securities Laws, fraud or gross negligence by Indemnifying Seller.

(ii)  From and after the Closing and subject to the limitations set forth in this Section 2.09, LLC shall indemnify each of the Buyer Indemnified Persons for, and shall save and hold each of them harmless against, and pay on each of their behalf, any Damages that any such Buyer Indemnified Person suffers, sustains or becomes subject to, directly or indirectly, as a result of or in connection with: (A) any inaccuracy in or breach of any representation or warranty made by the LLC in this Agreement; (B) any nonfulfillment, nonperformance or other breach of any covenant, obligation or agreement of the LLC in this Agreement; (C) Taxes (or the non-payment thereof) of the LLC or otherwise in relation to the conduct of the businesses of the LLC for any Pre-Closing Tax Period, (iii) Taxes of any member of an affiliated, consolidated, combined or unitary group of which the LLC (or any predecessor) is or was a member on or prior to the Closing Date, including pursuant to Section 1.1502-6 of the Treasury Regulations or any analogous or similar legal requirement, (D) Taxes of any person that relate to an event or transaction occurring on or before the Closing Date that are imposed on the LLC as a transferee or successor, by contract or pursuant to any legal requirement, or (E) Taxes or other Damages incurred by Buyer pursuant to Section 280G of the Code in connection with the Exchange; (F) any Liability under Title IV of ERISA that is imposed on the LLC solely due to the LLC being a “Seller ERISA Affiliate” (as defined under the Employee Retirement Income Security Act of 1974, as amended, or “ERISA”); and (G) any Proceeding relating to any of the foregoing, including any Proceeding commenced by a Buyer Indemnified Person for purposes of enforcing such Buyer Indemnified Person’s rights under this Section 2.09, if such Buyer Indemnified Person is the prevailing party in such Proceeding; and (H) criminal act, violation of Securities Laws, fraud or gross negligence by LLC.

(c)  Indemnification Obligations of Buyer. From and after the Closing and subject to the limitations set forth in this Section 2.09, Buyer shall indemnify each of the Sellers and their respective Affiliates, their respective equity holders and the representatives of each of the foregoing (collectively, the “Seller Indemnified Persons”) for, and shall save and hold each of them harmless against, and pay on each of their behalf or reimburse each of them for, any Damages that any such Seller Indemnified Person suffers, sustains or becomes subject to, directly or indirectly, as a result of or in connection with: (i) any inaccuracy in or breach of any representation or warranty made by Buyer in this Agreement; (ii) any nonfulfillment, nonperformance or other breach of any covenant, obligation or agreement of Buyer in this Agreement; and (iii) any Proceeding relating to any of the foregoing, including any Proceeding commenced by a Seller Indemnified Person for purposes of enforcing such Seller Indemnified Person’s rights under this Section 2.09, and such Seller Indemnified Person is the prevailing party in such Proceeding; and (iv) conviction of a felony criminal act with no right of appeal available, or act of fraud or gross negligence by Buyer.

(d) Certain Limitations and Guidelines. The following provisions modify Section 2.09(a), (b), and (c) above.

(i)  No Seller shall have liability for any Damages for which Seller would, but for this sentence, be liable until the aggregate amount of all such Damages equals or exceeds on a cumulative basis an amount equal to One Hundred Thousand Dollars and No Cents ($100,000.00) (the “Deductible Amount”).

(ii) Buyer shall have no liability under Section 2.09 for any Damages related thereto for which Buyer would, but for this sentence, be liable until the aggregate amount of all such Damages equals or exceeds on a cumulative basis an amount equal to Deductible Amount.

(iii) The LLC shall have no liability under Section 2.09 for any Damages related thereto for which the LLC would, but for this sentence, be liable until the aggregate amount of all such Damages equals or exceeds on a cumulative basis an amount equal to the Deductible Amount.  The assumption of the Debt by LLC under Section 2.05(c) above is not affected or reduced by the Deductible Amount.

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(iv)  Payments by an Indemnifying Party pursuant to Section 2.09(d) in respect of any Damages are to be reduced by any insurance proceeds actually received by the Indemnified Person with respect to any such claim (net of any related costs incurred in connection therewith, including deductibles, retroactive premiums and premium increases). Each Indemnified Person shall use commercially reasonable efforts to recover under applicable insurance policies for any Damages prior to seeking indemnification under this Agreement and to disclose any such recovery to Indemnifying Party.

(v)  Each Indemnified Person shall use commercially reasonable efforts to mitigate any Damages upon becoming aware of any event or circumstance that would be reasonably expected to, or does, give rise thereto; provided, however, no Indemnified Person is to be required to incur any unreasonable costs in connection therewith.

(vi)  The representations, warranties, covenants, obligations and agreements of the parties, and an indemnified party’s or person’s right to indemnification or other remedy with respect thereto or otherwise under this Section 2.09, are not be affected or deemed waived by reason of any investigation made by or on behalf of such indemnified party or person, or respective Affiliates, or by reason of the fact that such indemnified party or person, or respective Affiliates knew or should have known that any such representation, warranty, covenant, obligation or agreement is, was or might be inaccurate, breached or not complied with, or by reason of such indemnified party’s or person’s waiver of any condition set forth in Section 2.09.

(vii)  The parties intend for each representation, warranty, covenant, obligation, and agreement contained in this Agreement to have independent significance. If an inaccuracy exists in, or any party has breached, any representation, warranty, covenant, obligation or agreement contained in this Agreement in any respect, the fact that there exists another representation, warranty, covenant, agreement or obligation relating to the same subject matter (regardless of the relative levels of specificity) that is accurate or such party has not breached is not to detract from or mitigate the fact that an inaccuracy exists in, or such party is in breach of, the first representation, warranty, covenant, obligation or agreement.

(vii)  Notwithstanding anything in this Agreement to the contrary, no party shall be entitled to recover punitive or exemplary damages, or loss of future income or loss of appreciation of assets or investments or securities, from any other party, except to the extent such party is required to pay such damages to a third-party in connection with any Proceeding made or brought by any person who is not a party, an Affiliate of a party, or an Affiliate of a party (a “Third-Party Claim”). This Section 2.09(d)(viii) does not apply to or govern any assumption of the Debt by LLC under Section 2.05(c) above

(e)  Procedure for Indemnification – Third-Party Claims.

(i) For purposes of this Section 2.09(e), “Indemnifying Party” means a party obligated to indemnify another party or person under this Section 2.09, and “Indemnified Person” means a party or person entitled to indemnification under this Section 2.09. If an Indemnified Person receives notice of the assertion or commencement of any Proceeding for a Third-Party Claim against such Indemnified Person with respect to which the Indemnifying Party is obligated to provide indemnification under this Agreement, the Indemnified Person shall give the Indemnifying Party prompt written notice of such Third-Party Claim. “Prompt” means within seven (7) days after the first date on which the Indemnified Person learns about or reasonably should know about the Third-Party Claim. The failure to give such prompt written notice will not, however, relieve the Indemnifying Party of its indemnification obligations, except and only to the extent that the Indemnifying Party forfeits rights or defenses by reason of such failure or a court finds the delay unfairly prejudiced the Indemnifying Party by substantially increasing the liability of the Indemnifying Party or significantly hampered or adversely affected the ability of the Indemnifying Party to assert any viable defense against the Third-Party Claim. The notice by the Indemnified Person must describe the Third-Party Claim and claimants in reasonable

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detail and must indicate the estimated amount, if reasonably practicable, of the Damages that have been or could be sustained by the Indemnified Person.

(ii)  The Indemnifying Party shall have the right to participate in, or by giving written notice to the Indemnified Party within thirty (30) days after being notified of a Third-Party Claim by the Indemnified Person in accordance with Section 2.09(e) and unconditionally acknowledging in writing the Indemnifying Party’s indemnification obligations to the Indemnified Person with respect to such Third-Party Claim, to assume the defense of such Third-Party Claim at the Indemnifying Party’s expense and by the Indemnifying Party’s own legal counsel (such legal counsel must be reasonably acceptable to the Indemnified Person), and the Indemnified Person shall cooperate in good faith in the defense of the Third-Party Claim. The Indemnified Person shall have the right, at its or his or her own cost and expense, to participate in the defense of any Third-Party Claim with legal counsel selected by the Indemnified Person subject to the Indemnifying Party’s right to control the defense thereof and, in any event, the Indemnifying Party shall keep the Indemnified Person fully apprised as to the status of such defense. If the Indemnifying Party elects not to assume the defense of such Third-Party Claim or fails to timely notify the Indemnified Person in writing of the Indemnifying Party’s election to assume the defense of such Third-Party Claim as provided in this Agreement, the Indemnified Person shall be entitled to, subject to Section 2.09(d), pay, compromise and defend such Third-Party Claim and seek indemnification for any and all Damages based upon, arising out of, with respect to or by reason of such Third-Party Claim. Parties shall cooperate with each other in all reasonable respects in connection with the defense of any Third-Party Claim, including making available records relating to such Third-Party Claim (to the extent permitted by applicable legal requirements) and making available, without expense (other than reimbursement of actual out-of-pocket expenses) to the defending party, management employees of the non-defending party in such a manner as not to unreasonably interfere with the normal operations of the non-defending party, as may be reasonably necessary for the preparation of the defense of such Third-Party Claim.

(iii)  Notwithstanding anything in this Agreement to the contrary, if (A) the Indemnifying Party is given notice of a Third-Party Claim in compliance with Section 2.09 (e)(i) and fails to notify the Indemnified Person of the Indemnifying Party’s election to defend such Third-Party Claim within the time prescribed in Section 2.09(e)(ii) or fails to unconditionally acknowledge in writing the Indemnifying Party’s indemnification obligations to the Indemnified Person with respect to such Third-Party Claim, (B) the claim for indemnification is based upon, arises out of, is with respect to or is by reason of any criminal or quasi-criminal Proceeding, (C) the relief sought in connection with the Third-Party Claim is not solely monetary damages, (D) the Indemnified Person reasonably concludes, based upon advice of legal counsel, that either a conflict exists between the Indemnifying Party and the Indemnified Person in connection with the defense of the Third-Party Claim or there are legal defenses available to the Indemnified Person that are different from or additional to those available to the Indemnifying Party, or (E) the defense of the Third-Party Claim is not instituted and continuously maintained in good faith by the Indemnifying Party, then, in any such case, the Indemnified Person is entitled to assume the defense of such Third-Party Claim and assert a claim against the Indemnifying Party for indemnification with respect to such Third-Party Claim pursuant to the terms of this Section 2.09, with the reasonable costs and expenses of such defense to be included in the amount of Damages sought pursuant to such indemnification. The Indemnifying Party shall cooperate in good faith with the Indemnified Person with respect to the transfer of the defense of such Third-Party Claim from the Indemnifying Party to the Indemnified Person in accordance with this Section 2.09(e)(iii).

(iv)  Notwithstanding anything in this Agreement to the contrary, the Indemnifying Party shall not enter into a settlement of any Third-Party Claim without the prior written consent of the Indemnified Person (such consent not to be unreasonably withheld, conditioned or delayed), except as provided in this Section 2.09(e). If a firm offer is made to settle a Third-Party Claim without leading to Liability or the creation of a financial or other obligation on the part of the Indemnified Person and provides, in customary form, for the unconditional release of each Indemnified Person from all Liabilities in connection with such

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Third-Party Claim and the Indemnifying Party desires to accept and agree to such offer, the Indemnifying Party shall give written notice to that effect to the Indemnified Person. If the Indemnified Person fails to consent in writing to such firm offer within fifteen (15) days after the Indemnified Person’s receipt of such notice, the Indemnified Person shall be entitled to continue to contest or defend such Third-Party Claim and, in such event, the maximum Liability of the Indemnifying Party as to such Third-Party Claim is not to exceed the amount of such settlement offer. If the Indemnified Person fails to consent to such firm offer and also fails to timely assume defense of such Third-Party Claim, the Indemnifying Party shall be entitled to settle the Third-Party Claim upon the terms set forth in such firm offer to settle such Third-Party Claim. If the Indemnified Person has assumed the defense of any Third-Party Claim pursuant to Section 2.09(e)(ii) or Section 2.09(e)(iii) and the Indemnifying Party has unconditionally acknowledged in writing the Indemnifying Party’s indemnification obligations to the Indemnified Person with respect to such Third-Party Claim, the Indemnified Person shall not agree to any settlement of such Third-Party Claim without the written consent of the Indemnifying Party (such consent not to be unreasonably withheld, conditioned or delayed).

(f)  Procedure for Indemnification – Direct Claims. Any claim by an Indemnified Person on account of Damages that do not result from a Third-Party Claim (a “Direct Claim”) shall be asserted by the Indemnified Person by giving the Indemnifying Party prompt written notice thereof. “Prompt” means within twenty (20) days after the first date on which the Indemnified Person learns about or reasonably should know about the Third-Party Claim. The failure to give such prompt written notice shall not, however, relieve the Indemnifying Party of its indemnification obligations, except and only to the extent that the Indemnifying Party forfeits rights or defenses by reason of such failure, or the liability of the Indemnifying Party is significantly increased by reason of such failure. The notice by the Indemnified Person must describe the Direct Claim and claimants in reasonable detail and must indicate the estimated amount, if reasonably practicable, of the Damages that have been or could be sustained by the Indemnified Person. The Indemnifying Party shall have thirty (30) days after its receipt of such notice to respond in writing to such Direct Claim. During such thirty (30) day period, the Indemnified Person shall allow the Indemnifying Party and its legal counsel or other representatives to investigate the matter or circumstance alleged to give rise to the Direct Claim, and whether and to what extent any amount is payable in respect of the Direct Claim and the Indemnified Person shall reasonably assist the Indemnifying Party’s investigation by giving such information and assistance (including access to the Indemnified Person’s premises and personnel and the right to examine and copy any accounts, documents, files or records) as the Indemnifying Party or any of its legal counsel or other representatives reasonably requests, in each such case, in such a manner as not to unreasonably interfere with the normal operations or business of the Indemnified Person. If the Indemnifying Party does not so respond within such thirty (30) day period, the Indemnifying Party is to be deemed to have rejected such Direct Claim, in which case the Indemnified Person shall be entitled to pursue such remedies as are available to the Indemnified Person on the terms and subject to the provisions of this Agreement.

2.10.   LLC Assets.   The LLC and each of the Sellers agrees, covenants and represents that the LLC assets, including all operating assets, oil and gas drilling and production rights, leases and agreements, owned or controlled by the LLC as of the Effective Date will remain and be the sole personal property of the LLC as of and after the consummation of the Closing, and the LLC will not be dissolved under laws of Mississippi or LLC Operating Agreement as a result of the Exchange.  Further, the LLC balance sheet as of the Effective Date and as of the Closing will be substantially the same, excepting usual and customary adjustments resulting from conduct of LLC business in the routine, normal conduct of business. LLC and Sellers will not sell, transfer, assign, pledge or encumber any assets of LLC after the Effective Date without the prior, informed, and written consent of the Buyer.  LLC and Sellers have not sold, transferred, assigned, pledged, or encumbered any assets of LLC from December 31, 2019, through the Effective Date, except as expressly stated in Exhibit B hereto.

2.11.  Debt Assumption Waivers.  LLC and Sellers will have obtained all consents or waivers required under the agreements and instruments evidencing any portion of the Debt for the Exchange, and related

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transactions will do so prior to the Closing Date.   Evidence of this consent and waiver will be provided to the Buyer at least seven (7) days prior to the Closing and will also be Deliverables required under this Agreement for the Exchange.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES OF BUYER

The Buyer represents and warrants to Sellers and LLC as follows:

Section 3.01. Corporate Existence and Power. The Buyer is a corporation duly incorporated, validly existing and in good standing under the laws of the Commonwealth of Virginia and has all corporate powers and all governmental licenses, authorizations, permits, consents and approvals required to own, lease or otherwise hold its properties and assets and to carry on its business as now conducted, except for those licenses, authorizations, permits, consents, and approvals the absence of which would not have, individually or in the aggregate, a Material adverse effect on the Buyer. The Buyer is duly qualified to do business as a corporation and is in good standing in each jurisdiction where such qualification is necessary, except for those jurisdictions where failure to be so qualified would not have, individually or in the aggregate, and except as disclosed in the SEC filings of the Buyer, a Material adverse effect on the Buyer or materially impair the ability of the Buyer to consummate the transactions contemplated by this Agreement.

Section 3.02. Corporate Authorization. The execution, delivery, and performance by the Buyer of this Agreement and the consummation by the Buyer of the transactions contemplated hereby are within the Buyer's corporate powers and have been duly authorized by all necessary corporate action on the part of the Buyer. The Buyer has duly executed and delivered this Agreement, and this constitutes a valid and binding agreement of the Buyer, enforceable against the Buyer in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles (whether considered in a proceeding in equity or at law)

Section 3.03. Governmental Authorization. The execution, delivery and performance by the Buyer of this Agreement and the consummation by the Buyer of the transactions contemplated hereby require no action, consent, approval, authorization, permit or order by or in respect of, or filing, declaration or registration with, any governmental authority or agency in the United States or any state thereof, other than (i) compliance with any applicable requirements of the 1933 Act, the 1934 Act and any other applicable state securities or takeover or exchange transaction laws, including possible SEC review of a preliminary information statement or state review of articles of merger or exchange, if any, filed for the transactions contemplated herein, (ii) compliance with the rules and regulations of any national securities exchange that lists or quotes the Buyer’s Common Stock, and (iii) any actions or filings the absence of which would not have, individually or in the aggregate, a Material adverse effect on the Buyer or materially impair the ability of the Buyer to consummate the transactions contemplated by this Agreement.

Section 3.04. Non-Contravention. The execution, delivery and performance by the Buyer of this Agreement and the consummation by the Buyer of the transactions contemplated hereby do not and will not (i) contravene, conflict with, or result in any violation or breach of any provision of the certificate of incorporation or bylaws of the Buyer, (ii) assuming compliance with the matters referred to in Section 3.03, contravene, conflict with, or result in a violation or breach of any provision of any applicable law, statute, ordinance, rule, regulation, judgment, injunction, order or decree, or (iii) require any consent or other action by any Person under, constitute a default under, or cause or permit the termination, cancellation, acceleration or other change of any right or obligation or the loss of any benefit to which the Buyer is entitled under any

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provision of any agreement or other instrument binding upon the Buyer or any license, franchise, permit, certificate, approval or other similar authorization affecting, or relating in any way to, the assets or business of the Buyer except for such contraventions, conflicts and violations referred to in clause (ii) and for such failures to obtain any such consent or other action, defaults, terminations, cancellations, accelerations, changes or losses referred to in clause (iii) that would not have, individually or in the aggregate, a Material adverse effect on the Buyer or materially impair the ability of the Buyer to consummate the transactions contemplated by this Agreement.

Section 3.05. Capitalization. (a) The authorized capital stock of the Buyer consists of the following and is more fully described in the Buyer’s SEC filings and Exhibit A hereto:

Title of Securities	Shares Authorized	Shares Issued	Shares subject to any options, puts, rights or warrants
Common Stock	300,000,000	One (1) as of January 31, 2020	None as of January 31, 2020

(b) Voting Rights. Common Stock has one (1) vote per share on all matters presented for shareholder approval.

(c) No outstanding shares of capital stock of the Buyer have been issued in violation of any purchase option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the laws of the Commonwealth of Virginia, the certificate of incorporation or by-laws of the Buyer or any contract to which the Buyer is bound, except for such violations which would not have, individually or in the aggregate, a Material adverse effect on the Buyer.

Section 3.06. Financial Statements. The audited financial statements and un-audited consolidated interim financial statements of the Buyer as filed with the SEC fairly presents, in conformity with generally accepted accounting principles ("GAAP") applied on a consistent basis (except as may be indicated in the notes thereto), the consolidated financial position of the Buyer as of the dates thereof and their consolidated results of operations and cash flows for the periods then ended (subject to normal year-end adjustments in the case of any un-audited interim financial statements).

Section 3.07. No Undisclosed Material Liabilities. The Buyer has no other liabilities or obligations of any material nature required by GAAP to be set forth on a consolidated balance sheet of the Buyer or in the notes thereto, other than:

(a) liabilities or obligations disclosed to the Sellers and LLC in Buyer’s SEC filings or Exhibit B hereto;

(b) liabilities and obligations incurred in the ordinary course of business since inception and with a face amount value of Two Million Seven Hundred Thousand Dollars and No Cents ($2,700,000); and

(c) liabilities or obligations that would not have, individually or in the aggregate, a Material adverse effect on the Buyer (as determined by the Buyer in its reasonable determination).

Section 3.08. Compliance With Laws. The Buyer is in compliance with and, to the knowledge of the Buyer, have not been charged with or given written notice of any violation of, any applicable laws, except for failures to comply or violations that would not have, individually or in the aggregate, a Material adverse effect on the Buyer or materially impair the ability of the Buyer to consummate the transactions contemplated by this Agreement.

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Section 3.9. Litigation. There is no action, suit or proceeding pending against or, to the knowledge of the Buyer, threatened against or affecting, the Buyer that would have, individually or in the aggregate, a Material adverse effect on the Buyer, nor is there any judgment outstanding against the Buyer or any Subsidiary of the Buyer that would have a Material adverse effect on the Buyer or materially impair the ability of the Buyer to consummate the transactions contemplated by this Agreement.

Section 3.10. Absence of Certain Changes. Except as disclosed to the Buyer, from the inception to the date of this Agreement, the business of the Buyer has been conducted in the ordinary course, and during such period there has not been any event, effect or development that has had, individually or in the aggregate, a Material adverse effect on the Buyer or would materially impair the ability of the Buyer to consummate the transactions contemplated by this Agreement.

Section 3.11. Intellectual Property. Except as disclosed to the Sellers and LLC in Exhibit B hereto, no claims are pending or, to the knowledge of the Buyer, threatened that the Buyer is infringing or otherwise adversely affecting the rights of any Person with respect to any Intellectual Property Right, except for such claims that would not have, individually or in the aggregate, a Material adverse effect on the Buyer or would not materially impair the ability of the Buyer to consummate the transactions contemplated by this Agreement.

Section 3.12. Issued Shares. When issued to Sellers pursuant to the terms of this Agreement, the Payment Shares will be duly authorized, validly issued, fully paid and non-assessable and will be free and clear of encumbrances or liens of any kind, other than restrictions imposed by applicable Securities Laws.  Buyer has a Form S-1 Registration Statement that has been declared effective by the SEC, but the offering and underlying equity securities have not been qualified under state securities laws as of the Effective Date, and the registered securities are not available for issuance under this Agreement or in the Exchange. There are no registration rights for the Payment Shares.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES OF SELLER

Each of the Sellers and the LLC, as the case may be, represents, and warrants to Buyer as follows:

Section 4.01. Company Existence And Power. (a) The LLC is a company duly and validly existing and in good standing under the laws of State of Mississippi and has all company powers and all governmental licenses, authorizations, permits, consents and approvals required to own, lease or otherwise hold its properties and assets and to carry on its business as now conducted, except for those licenses, authorizations, permits, consents, and approvals the absence of which would not have, individually or in the aggregate, a Material adverse effect on LLC. The LLC is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction where such qualification is necessary, except for those jurisdictions where failure to be so qualified would not have, individually or in the aggregate, a Material adverse effect on the LLC or materially impair the ability of the Seller to consummate the transactions contemplated by this Agreement.

(b) LLC hereby certifies that LLC is not in violation of its Articles of Organization or Operating Agreement, nor is the LLC (i) in default under or in violation of any other material agreement or instrument to which it is a party or by which it or any of its properties are bound or affected, which default or violation would have a material adverse effect on LLC, (ii) in default with respect to any order of any court, arbitrator or governmental body or subject to or party to any order of any court or governmental authority arising out of any action, suit or proceeding under any statute or other law respecting antitrust, monopoly, restraint of trade, unfair competition or similar matters, or (iii) to its knowledge in violation of any statute, rule or regulation of any governmental authority which violation would have a material adverse effect on the LLC.

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(c) Debt.  The Debt is a lawful debt obligation of the LLC that was incurred for valid business purposes (as set forth in Schedule One hereto) and is not, in whole or in part, the result of LLC assuming the debts of any Seller or Sellers.  LLC represents that it has all of the authorizations required to transfer the Debt to Buyer under this Agreement and that the assumption of the Debt by Buyer will not breach or violate any agreement, instrument or other obligation owed to the third party who is owed payment under any portion of the Debt.  LLC represents that the Debt does not consist of any compensation obligation owed to a Seller or any of the LLC’s managers, officers, directors, employees, or contractors. The Buyer will not assume any guarantor’s obligation with respect to any portion of the Debt assumed under this Agreement.

Section 4.02. Authorization. The execution, delivery, and performance by each of the Sellers of this Agreement is voluntary and without coercion or undue influence, and each Seller has had reasonable opportunity to consult Seller’s legal counsel about this Agreement prior to signing below. The consummation by the LLC of the transactions contemplated hereby and thereby are within the LLC’s company powers and have been duly authorized by all necessary company action on the part of the LLC. The LLC and each of the Sellers have duly executed and delivered each of this Agreement, and this Agreement constitutes a valid and binding agreement of each of the Sellers and LLC and this Agreement constitutes a valid and binding agreement of the LLC and each of the Sellers, enforceable against the LLC and each of the Sellers in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles (whether considered in a proceeding in equity or at law).

Section 4.03. Governmental Authorization. Other than articles of merger or exchange to be filed with the State of Mississippi, if required, and the filing of any documents or reports to establish for the record the change of control of the LLC under the Exchange and this Agreement and in respect to title to LLC assets, if required, the execution, delivery and performance by the Sellers and LLC of this Agreement and the consummation by the Sellers and LLC of the transactions contemplated hereby require no action, consent, approval, authorization, permit or order by or in respect of, or filing, declaration or registration with, any governmental authority or agency in the United States thereof, other than (i) compliance with and filings and review under any applicable securities requirements and exchange transactions under laws of the State of Mississippi and (ii) any actions or filings the absence of which would not have, individually or in the aggregate, a Material adverse effect on the Sellers or LLC, or materially impair the ability of the Sellers or LLC to consummate the transactions contemplated by this Agreement.

Section 4.04. Non-Contravention. The execution, delivery and performance by the Sellers and LLC of this Agreement and the consummation by the Sellers and LLC of the transactions contemplated hereby do not and will not (i) contravene, conflict with, or result in any violation or breach of any provision of the articles of organization or operating agreement of the LLC or contractual obligations of any of the Sellers, (ii) assuming compliance with the matters referred to in Section 4.03, contravene, conflict with, or result in a violation or breach of any provision of any applicable law, statute, ordinance, rule, regulation, judgment, injunction, order or decree, or (iii) require any consent or other action by any Person under, constitute a default under, or cause or permit the termination, cancellation, acceleration or other change of any right or obligation or the loss of any benefit to which any of the Sellers or LLC is entitled under any provision of any agreement or other instrument binding upon the Seller or any license, franchise, permit, certificate, approval or other similar authorization affecting, or relating in any way to, the assets or business of the LLC or any of the Sellers except for such contraventions, conflicts and violations referred to in clause (ii) and for such failures to obtain any such consent or other action, defaults, terminations, cancellations, accelerations, changes or losses referred to in clause (iii) that would not have, individually or in the aggregate, a Material adverse effect on the Sellers or the LLC, or materially impair the ability of the Sellers and LLC to consummate the transactions contemplated by this Agreement.

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Section 4.05. Outstanding LLC Membership Interests. The Sellers or LLC, as the case may be, hereby warrants to Buyer that:

(a) The ownership of the LLC Membership Interests by each of the Sellers is set forth in Exhibit A hereto. As of the Effective Date of this Agreement, there were outstanding (i) no LLC Membership Interests not listed in Exhibit A hereto and (ii) no options or warrants issued or outstanding for the LLC Membership Interests. No person other than the Seller owns his/her LLC Membership Interests or has any interest in, title to, or claim against those LLC Membership Interests.  All outstanding LLC Membership Interests have been duly authorized and validly issued and are fully paid and nonassessable;

(b) No Membership Interests of the LLC have been issued in violation of any purchase option, right of first refusal, preemptive right, subscription right or any similar right under any Securities Laws, the articles of organization or operating agreement of the LLC or any contractual obligations of any of the Sellers, except for such violations which would not have, individually or in the aggregate, a Material adverse effect on the Sellers or LLC.

(c)The LLC Membership Interests being purchased from the Sellers are clear of any security interests, liens, claims or other encumbrances, and the LLC Membership Interests will be duly and validly issued, fully paid and nonassessable upon exchange; will not have been issued or sold in violation of any preemptive or other similar rights of the Members of the LLC; and will not subject the holders thereof to personal liability by reason of being such holders.

(d) There are no outstanding agreements or preemptive or similar rights affecting any of the Sellers’ LLC Membership Interests, including no outstanding rights, warrants or options to acquire, or instruments convertible into or exchangeable for, or agreements or understandings with respect to the sale or issuance of any LLC Membership Interests of Sellers.

Section 4.06. Financial Statements. The unaudited financial statements and unaudited consolidated interim financial statements of the LLC tendered to the Buyer at least ten (10) days prior to the Closing fairly present the consolidated financial position of the LLC as of the dates thereof and their consolidated results of operations and cash flows for the periods then ended (subject to normal year-end adjustments in the case of any unaudited interim financial statements).

Section 4.07. No Undisclosed Material Liabilities. The LLC has no other liabilities or obligations of any nature, other than:

(a) liabilities or obligations disclosed in the materials submitted to Buyer in Exhibit B hereto;

(b) liabilities and obligations incurred in the ordinary course of business since inception and not exceeding One Hundred and Fifty Thousand Dollars and No Cents ($150,000.00) in face amount; and

(c) liabilities or obligations that would not have, individually or in the aggregate, a Material adverse effect on the LLC.

Section 4.08. Compliance With Laws. The LLC and each of the Sellers are in compliance with and, to the knowledge of each of the Sellers and to the knowledge of the LLC, and LLC and each of the Sellers has not been charged with or given written notice of any violation of, any applicable laws, except for failures to comply or violations that would not have, individually or in the aggregate, a Material adverse effect on the LLC or the Sellers or materially impair the ability of the LLC or Sellers to consummate the transactions contemplated by this Agreement.

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Section 4.09. Litigation. There is no action, suit or proceeding pending against or, to the knowledge of LLC or any of the Seller, threatened against or affecting, the LLC or the Sellers that would have, individually or in the aggregate, a Material adverse effect on the LLC or the Sellers, nor is there any judgment outstanding against any of the Sellers or LLC or any subsidiary of the LLC that would have a Material adverse effect on the LLC or any of the Sellers or materially impair the ability of the LLC or Sellers to consummate the transactions contemplated by this Agreement.  LLC has no subsidiaries as of the Effective Date.

Section 4.10. Absence Of Certain Changes. The business of the LLC has been conducted in the ordinary course since inception, and there has not been any event, effect or development that has had, individually or in the aggregate, a Material adverse effect on the LLC or would materially impair the ability of the LLC to consummate the transactions contemplated by this Agreement.  The operating assets of the LLC will be substantially the same as of the Effective Date and the Closing, excepting changes resulting from usual and customary adjustments resulting from conduct of LLC business in the ordinary course of conduct.

Section 4.11. Third-Party Rights. No claims are pending or, to the knowledge of the LLC or any of the Sellers, threatened that the LLC or any of the Sellers are infringing or otherwise adversely affecting the rights of any Person, except for such claims that would not have, individually or in the aggregate, a Material adverse effect on the LLC or the Seller or would not materially impair the ability of the LLC or the Sellers to consummate the transactions contemplated by this Agreement.  Each Seller agrees not to enter into any agreement or commitment to sell, transfer, assign, encumber or pledge Seller’s Membership Interests and Seller represents that no such agreement or commitment exists as of the Effective Date.

Section 4.12. No Violation or Conflict. Neither the sale of the LLC Membership Interests nor the performance of its obligations under this Agreement entered into by the Sellers or LLC will:

(a) violate conflict with, result in a breach of, or constitute a default (or an event which with the giving of notice or the lapse of time or both would be reasonably likely to constitute a default) under the articles of organization or operating agreement of the LLC.

(b) to each of the Seller's knowledge and to best of knowledge of LLC, violate, conflict with, result in a breach of, or constitute a default of any decree, judgment, order, law, custody or property settlement agreement or court order, treaty, rule, regulation or determination applicable to the LLC Membership Interests being purchased in this Agreement;

(c) violate, conflict with, result in a breach of, or constitute a default of any terms of any bond, debenture, note or any other evidence of indebtedness, or any agreement, stock option or other similar plan, indenture, lease, mortgage, deed of trust or other instrument to which LLC or any of the Sellers are a party, by which the LLC or any of the Sellers is bound, or to which any of the properties of the LLC or any of the Sellers is subject;

(d) result in the creation or imposition of any lien, charge or encumbrance upon the Membership Interests of the LLC being sold hereunder;

(e ) breach any agreement, instrument, or commitment for any portion of the Debt; or

(f) to best of knowledge of LLC and to best of knowledge of each Seller, violate any law or regulation applicable to LLC or Seller or LLC Membership Interests.

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Section 4.14. Correctness of Representations. Each of the Sellers represents to Buyer that the foregoing representations and warranties are true and correct as of Effective Date and the Closing Date in all material respects, will be true and correct as of the Closing Date, and, unless the Seller otherwise notifies the Buyer prior to the Closing Date in writing, shall be true and correct in all material respects as of the Closing Date.  The foregoing Seller representations and warranties shall survive the Closing Date.  LLC represents to Buyer that the foregoing representations and warranties are true and correct as of Effective Date and the Closing Date in all material respects, will be true and correct as of the Closing Date, and, unless the LLC otherwise notifies the Buyer prior to the Closing Date in writing, shall be true and correct in all material respects as of the Closing Date.  The foregoing LLC representations and warranties shall survive the Closing Date

Section 4.15 Conduct of the LLC. From the date hereof until and through the Closing, the LLC will not take any Prohibited Action without prior notice to and informed written consent of the Buyer. LLC will conduct its business and operate and maintain its assets in a prudent manner after the Effective Date.

Section 4.16. No Solicitation. The LLC and each of the Sellers shall not, nor shall it or he or her authorize or permit any of their respective agents, officers, directors, managers, employees, investment bankers, attorneys or other advisors or representatives to, directly or indirectly, solicit, initiate or encourage the submission of, any offer by a third party to acquire any rights, interests, claims or title to the LLC Membership Interests.

Section 4.17.  Business of the LLC. The LLC owns and has good and marketable title to, or a valid leasehold interest in, the properties and assets used by it, or shown on the most recent balance sheet or acquired after the date thereof, free and clear of all liens or encumbrances (other than encumbrances and liens permitted by Buyer), except for properties and assets disposed of in the ordinary course of business and for fair market value since such date. LLC’s primary assets are oil drilling and production rights, leases, and interests in the Gulf State Region. The LLC shall own and have good and marketable title to, or a valid leasehold interest in, all of such properties and assets as of and immediately following the Effective Date and as of the Closing. All buildings, equipment, drilling rigs, tools, storage tanks, pipes, trucks, and other vehicles and other items of tangible personal property owned or leased by the LLC are structurally sound, are in good operating condition and repair, and are adequate for the uses to which they are being put, and none of such items is in need of maintenance or repairs except for ordinary, routine maintenance and repairs that are not material in nature or cost. Such assets are sufficient for the continued conduct of the business by the LLC after the Closing in substantially the same manner as conducted prior to the Closing and as currently proposed to be conducted.  Upon consummation of the Exchange, LLC will continue to own and have good and marketable title to all of the aforementioned operating assets and related oil drilling and production rights, leases, and interests.

ARTICLE 5

ADDITIONAL COVENANTS OF PARTIES

Each party agrees that:

Section 5.01. Reasonable Best Efforts. (a) Subject to the terms and conditions of this Agreement, each party will use its, his or her reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate the transactions contemplated by this Agreement including, without limitation, using its reasonable best efforts to cause the conditions herein to be satisfied as soon as reasonably possible and, subject to the terms and conditions of this Agreement, consummating the sale of the LLC Membership Interests as soon as possible after such conditions are satisfied or waived.

Section 5.02. Certain Filings. Each party shall cooperate with the other parties in connection with the preparation of any filings required by the SEC or state agencies or other regulatory entities in connection with

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the transactions contemplated herein, (ii) in determining whether any action by or in respect of, or filing with, any governmental body, agency, official, or authority is required, or any actions, consents, approvals or waivers are required to be obtained from parties to any material contracts, in connection with the consummation of the transactions contemplated by this Agreement, and (iii) in taking such actions or making any such filings, furnishing information required in connection therewith or with the filings in connection with the transactions contemplated herein and seeking timely to obtain any such actions, consents, approvals or waivers.  Each Seller agrees, understands and acknowledges that Buyer is a reporting company under the 1934 Act and that each Seller is solely, personally responsible and liable for making any required filings on Form 3, Form 4, Form 5, Schedule 13D, Schedule 13G and Form 144 under the 1934 Act in respect of ownership of and transactions in the Payment Shares, or status as a director of the Buyer, and that these filings are not filings by or the responsibility of the Buyer.  Each Seller will consult his or her or its own legal counsel about obligations to file any of the aforementioned SEC filings.  A Seller must obtain SEC filing codes on Form ID and arrange for an EDGAR commercial filing service to file any such 1934 Act filings by Seller.  Buyer is not responsible for and will not pay the cost and fees for making any of the aforementioned 1934 filings.  These SEC filings have short filing deadlines that cannot be extended. If a Seller obtains voting control of the Buyer through the Exchange, then that Seller is a “control person” and has certain liabilities based on that status.   Any Seller who becomes a “control person” agrees to consult his, her, or its obligations and liabilities as a control person.

Section 5.03. Public Announcements. The Buyer will issue a press release and file a Form 8-K and amendments (as well as possible other SEC filings) with the SEC reporting and announcing the execution of this Agreement. The Buyer will endeavor to consult with Sellers and LLC before issuing any press release or filing the Form 8-K and any amendments thereto or other SEC filings with the SEC, but the Buyer will be entitled to make the Form 8-K filing and amendments thereto and other SEC filings with the SEC or state regulators and other filings and disclosures to the SEC and state regulators without the review or approval or edits of the LLC or any of the Sellers due to the Buyer’s legal obligation to timely file that report with the SEC and other regulators.

Section 5.04. Notices of Certain Events. Each of the parties shall promptly notify the other party of:

(a)any notice or other communication from any person alleging that the consent of such person is or may be required in connection with the transactions contemplated by this Agreement; or

(b)any notice or other communication from any governmental authority or regulatory agency or authority in connection with the transactions contemplated by this Agreement or the Exchange; or

(c)any commencement or threatened commencement of any lawsuit or similar legal proceeding, enforcement action, investigation, arbitration, administrative proceedings, bankruptcy, or insolvency proceeding that may or would hinder, bar, or adversely impact any transactions contemplated herein.

ARTICLE 6

TERMINATION

Section 6.01. Termination. This Agreement may be terminated at any time as follows:  (a) This Agreement may be terminated by a written consent signed by all of the parties; (b) terminated by the Buyer if all of the Sellers do not sign and tender an original of this Agreement to the Buyer or do not tender all of their LLC Membership Interests to Buyer in the Exchange and upon written notice to the LLC and Sellers, or if the LLC Membership Interests tendered by Sellers in Exchange do not represent 100% of all LLC Membership Interests as of the Closing; (c) Buyer may terminate this Agreement if the Buyer determines that the compliance with Securities Laws for the issuance of the Payment Shares will require registration of the Payment Shares under the 1933 Act or any state securities laws; (d) Buyer may terminate this Agreement upon ten (10) days’

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prior written notice to the other parties if any of the other parties refuses to allow or reasonably cooperate with any due diligence review contemplated under Section 7.09 below; or (e) This Agreement will terminate upon the occurrence of, and with notice by any party, any of the following events: (i) Buyer files for protection from creditors under any chapter of the U.S. Bankruptcy Code, as amended, and the petition is not withdrawn within sixty (60) days of filing; (ii) Buyer’s charter in Virginia is cancelled and not reinstated by the Closing; (iii) Buyer is not an SEC reporting company under the 1934 Act as of the Closing; (iv) Buyer is legally barred from issuing the Payment Shares at the Closing or any Seller cannot deliver all of his, her or its LLC Membership Interests at the Closing; (iv) the Buyer or LLC is insolvent as of the Closing Date; (v) parties are barred from consummating the Closing by a court order or regulatory agency order; (vi) the Sellers cannot deliver at Closing all of the Sellers’ Membership Interests in the LLC, representing one hundred percent (100%) of the outstanding Membership Interests of the LLC; or (vii) the issuance of the Payment Shares or Exchange would violate the Securities Laws.

Section 6.02. Effect of Termination. If this Agreement is terminated pursuant to Section 6.01, this Agreement shall become void and of no effect with no liability on the part of any party (or any stockholder, member, director, officer, employee, agent, consultant or representative of such party) to any other party or parties, PROVIDED that such termination shall not relieve a party from any liability for damages incurred or suffered by the other party as a result of the failure of such party's representations and warranties hereunder to be true or the failure of such party to perform any covenant hereunder. The provisions of Sections 6.02, 8.04, 8.06, 8.07 and 8.08 shall survive any termination hereof pursuant to Section 6.01 for one (1) year after the expiration or termination of this Agreement.

ARTICLE 7

SECURITIES REPRESENTATIONS

Section 7.01.  Investment. The Payment Shares are being acquired for each Seller’s own account and with no present intention of distributing the Payment Shares or any part thereof, and each Seller has no present intention of selling or granting any participation in or otherwise distributing the same, in any transaction in violation of the Securities Laws, without prejudice, however, to such Sellers’ right at all times to sell or otherwise dispose of all or any part of the Payment Shares under a registration statement under the Securities Act and applicable state securities laws or under an exemption from such registration available thereunder (including, without limitation, if available, Rule 144 promulgated under the Securities Act (“Rule 144”).

Section 7.02  Receipt of Information. Each Seller acknowledges that it, he or she (a) has access to the SEC filings of the Buyer, (b) has been provided a reasonable opportunity to ask questions of and receive answers from Buyer’s management regarding Buyer, its business and financial condition, SEC filings and the Payment Shares and Exchange, (c) has sought such financial, accounting, legal and tax advice as it, he or she has considered necessary to make an informed investment decision with respect to the acquisition of the Payment Shares, and (d) has knowledge and sophistication, either individually or by virtue of expertise of Seller’s personal representative, to fully understand the risks of being a shareholder of the Buyer in exchange for ownership of the LLC and an investment in the Payment Shares and about the oil and gas exploration and production industry. Neither such inquiries nor any other due diligence investigations conducted at any time by such Seller shall modify, amend or affect such Seller’s right (i) to rely on the Buyer’s representations and warranties contained herein, or (ii) to indemnification or any other remedy based on, or with respect to the accuracy or inaccuracy of, or compliance with, the representations, warranties, covenants and agreements in this Agreement.

Section 7.03 Restricted Securities. Each Seller understands that the Payment Shares that Seller is purchasing are “restricted securities” under the Securities Laws inasmuch as they are being acquired from the Buyer in a transaction not involving a registered or public offering and that under the Securities Laws and

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applicable regulations such securities may be resold without registration under the 1933 Act only in certain limited circumstances. In this connection, each Seller represents that it is knowledgeable with respect to Rule 144 of the SEC promulgated under the Securities Act.

Section 7.04. Investor Suitability.  Buyer will provide each Seller with an Investor Questionnaire at least fifteen (15) days prior to the Closing.  Each Seller will complete, date, and sign an Investor Questionnaire provided by the Buyer and tender that Investor Questionnaire at least seven (7)  days prior to the Closing.

Section 7.05.  Certain Fees. Each party will be solely liable and responsible for all compensation and costs owed to or asserted by that party’s investment bankers, consultants, lawyers, accountants, other professional advisors, brokers and finders engaged or used in connection with this Agreement, Exhibits hereto, transactions and due diligence conducted in connection with the transactions contemplated under this Agreement  (collectively, “Transaction Fees and Costs”). Each party indemnifies and holds harmless (“Indemnitor”) the other party for Indemnitor’s Transaction Fees and Costs.

Section 7.06.  Reliance on Exemptions. Each Seller understands that the Payment Shares are being offered and sold to such Seller in reliance upon specific exemptions from the registration requirements of Securities Laws and that the Buyer is relying upon the truth and accuracy of, and each Seller’s compliance with, the representations, warranties, agreements, acknowledgments and understandings of Seller set forth herein and in the Investor Questionnaire in order to determine the availability of such exemptions and the eligibility of Seller to acquire the Payment Shares, and determine compliance with Securities Laws and state exchange transaction laws for the Exchange.

Section 7.07.   Authority. Each Seller has all necessary power and authority to execute, deliver, and perform its obligations under this Agreement and to consummate the transactions contemplated thereby. The execution, delivery, and performance by each Seller` of this Agreement and the consummation of the transactions contemplated thereby, have been duly authorized by all necessary action on Seller’s part, and, assuming the due authorization, execution, and delivery by the other parties thereto, this Agreement to which it is a party constitutes the legal, valid and binding obligation of such Seller, enforceable in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, fraudulent transfer and similar laws affecting creditors’ rights generally or by general principles of equity, including principles of commercial reasonableness, fair dealing and good faith.

Section 7.08. Taking of Necessary Action. Each of the parties shall use its, her or his commercially reasonable efforts to take or cause to be taken all action promptly and promptly to do or cause to be done all things necessary, proper or advisable under applicable Securities Laws to consummate and make effective the transactions contemplated by this Agreement. Each of the LLC and Sellers agree to execute and deliver all such documents or instruments, to take all appropriate action it determines to be necessary, proper or advisable under applicable Securities Laws and regulations or as otherwise reasonably requested by the other to consummate the transactions contemplated by this Agreement. Without limiting the foregoing, the LLC and each of the Sellers shall use its, his or her commercially reasonable efforts to make all filings and obtain all consents of governmental authorities that may be necessary or, in the reasonable opinion of the Buyer, as the case may be, advisable for the consummation of the transactions contemplated by this Agreement.

Section 7.09. Due Diligence.  Each party will be entitled to conduct a usual and customary due diligence review of the other parties, and each party will reasonably cooperate with the due diligence efforts of each of the other parties.  The due diligence review period will commence on the Effective Date and be completed within thirty (30) days after the Effective Date. Each party will sign a separate, written confidentiality agreement that is usual and customary in terms and conditions prior to the commencement of any due diligence review hereunder. The parties will each make reasonable accommodations to allow any other party

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to review all reasonably necessary agreements, communications, records, information, data, and files for the conduct of a due diligence review. Each party will be solely liable and responsible for the party’s costs in conducting due diligence of the other parties.  Each party acknowledges and agrees that it, she or he shall be responsible for verifying, through its, his or her own due diligence, the accuracy and completeness of all documents and information, including all records and other materials, provided by the other parties to the party, and any reliance by the party on those documents and information shall be at the party’s own risk and expense.

Section 7.10.   Each Seller agrees, understands and acknowledges that an investment in or ownership of Payment Shares is a highly risky investment only suitable for investors who do not require liquidity in the investment and afford the loss of the investment and do not need the funds invested to meet ongoing costs of living or essential expenses.

ARTICLE 8

MISCELLANEOUS

Section 8.01. Notices. All notices, requests and other communications to any party hereunder shall be in writing (including facsimile transmission) and shall be given,

if to the Buyer, to:

CoJax Oil and Gas Corporation

Attn: Jeffrey Guzy, Chairman / CEO

3033 Wilson Blvd., Suite E-605

Arlington, Virginia 22203

Telephone: (703) 216-8606

Email: jeff@jeffguzy.com

if to Sellers and the LLC, to:

Barrister Energy, LLC

Attn: Andrew S. Cardwell, Managing Member

404 Short 7th Ave.

Laurel, Mississippi 39441

Phone: (214) 450-7746

Email: andrew@cardwellfirm.com

or such other address or facsimile number as such party may hereafter specify for the purpose by notice to the other parties. All such notices, requests and other communications shall be deemed received on the date of receipt by the recipient thereof if received prior to 5 p.m., EST, in the place of receipt and such day is a Business Day in the place of receipt. Otherwise, any such notice, request, or communication shall be deemed not to have been received until the next succeeding Business Day in the place of receipt.

Section 8.02. Survival. The representations and warranties and agreements contained herein and, in any certificate, or other writing delivered pursuant hereto shall survive the Closing and until the expiration of the Rescission Period.

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Section 8.03. Amendments; No Waivers. (a) Any provision of this Agreement may be amended or waived prior to the Closing if, but only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by each party to this Agreement or, in the case of a waiver, by each party against whom the waiver is to be effective.  Notwithstanding this Section 8.03, a party will be deemed to waive any claim or cause of action if that claim or cause of action is not timely asserted in a Proceeding under the applicable statute of limitations.

(b) No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

Section 8.04. Expenses; Break Up Fee. All costs and expenses incurred in connection with this Agreement shall be paid by the party incurring such cost or expense. No party will pay or be liable for or owe any break-up fee or termination fee to any of the other parties in the event that this Agreement is terminated in accordance with its terms and conditions prior to or after consummation of the Exchange or the Exchange is rescinded in accordance with the terms and conditions of this Agreement. No party will be entitled to recover damages of any kind whatsoever or any fee or penalty based solely on a failure to the consummate the Exchange due to termination of this Agreement, or rescission of the Exchange, in accordance with terms and conditions of this Agreement. A party may enforce this bar of any claim or cause of action seeking a termination or break-up fee by injunctive relief, and that party will not be required to post a bond or prove damages.

Section 8.05. Successors And Assigns. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and assigns, provided, that no party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the consent of each other party.  Nothing in this Agreement, express or implied, is intended to or shall confer upon any person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

Section 8.06. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the United States of America and the State of Mississippi, without regard to the conflicts of laws rules of such state.

Section 8.07. Jurisdiction. Subject to compliance with the mandatory arbitration provision in Section 2.08 above, any Proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby shall be brought in U.S. District Court for the Southern District of Mississippi, Hattiesburg Division, or, to the extent no such federal court has jurisdiction over such action, suit or proceeding, any State of Mississippi state court, and each of the parties hereby consents to the jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding and irrevocably waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding brought in any such court has been brought in an inconvenient form. Process in any such suit, action or proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court. Without limiting the foregoing, each party agrees that service of process on such party as provided in Section 8.01 shall be deemed effective service of process on such party.

Section 8.08. Waiver of Jury Trial. Each of the parties hereby irrevocably waives any and all right to trial by jury in any Proceeding arising out of or related to this Agreement or the transactions contemplated hereby.

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Section 8.09. Counterparts; Effectiveness; Benefit. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each party shall have received counterparts hereof signed by all of the other parties. No provision of this Agreement is intended to confer any rights, benefits, remedies, obligations, or liabilities hereunder upon any person other than the parties and their respective successors and assigns.

Section 8.10. Entire Agreement. This Agreement, its preamble and Background above, and any Exhibits, Attachments, and Schedules referenced in this Agreement are incorporated herein by reference and constitute the entire agreement between the parties with respect to the subject matter of this Agreement and supersede all prior agreements and understandings, both oral and written, between the parties with respect to the subject matter of this Agreement.

Section 8.11.  Captions.  The captions herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof. The parties agree that the terms and conditions of this Agreement are the result of negotiations between the parties and that this Agreement shall not be construed in favor of or against either party by reason of the extent to which either party or its legal counsel participated in the drafting of this Agreement. Each party acknowledges that it has read and fully understands the terms of this Agreement, that it obtained, or had reasonable opportunity to obtain, legal advice from its own legal counsel in connection with this Agreement, and that it is signing it knowingly and voluntarily.

Section 8.12. Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants, and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such a determination, the parties shall negotiate in good faith to modify this Agreement so as to affect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

Section 8.13. No Recourse against Others. All claims, obligations, liabilities, or causes of action (whether in contract or in tort, in law or in equity, or granted by statute) that may be based upon, in respect of, arising under, out or by reason of, be connected with, or relate in any manner to this Agreement, or the negotiation, execution, or performance of this Agreement (including any representation or warranty made in, in connection with, or as an inducement to, this Agreement), may be made only against (and are expressly limited to) the parties. To the fullest extent permitted by law, no Person other than the parties, shall have any liability (whether in contract or in tort, in law or in equity, or granted by statute) for any claims, causes of action, obligations or liabilities arising under, out of, in connection with, or related in any manner to this Agreement or based on, in respect of, or by reason of this Agreement or its negotiation, execution, performance or breach; and, to the maximum extent permitted by applicable laws, each of the parties hereby waives and releases all such liabilities, claims, causes of action and obligations against any such person.

Section 8.14. Specific Performance. Subject to compliance with the mandatory arbitration provision in Section 2.08 governing claims, causes of action, disputes or controversies concerning a rescission of the Exchange in accordance with this Agreement or termination of this Agreement in accordance with this Agreement, the parties agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof in any federal court or in Mississippi state court, in addition to any other remedy to which they are entitled at law or in equity.

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Section 8.15.  Time.  Time is of the essence in respect of this Agreement.

Section 8.16.  Remedies.  The remedies and rights provided by this Agreement are cumulative, and the use of any one right or remedy does not preclude or waive the use of any other or all other rights and remedies. The rights and remedies provided by this Agreement are in addition to any other rights and remedies provided by law or regulation.

Section 8.17.  Interpretation. Unless the context otherwise requires, words describing the singular number shall include the plural and vice versa, words denoting any gender shall include all genders, and words denoting natural persons shall include corporations, limited liability companies, and partnerships and vice versa. When a reference is made in this Agreement to Articles, Sections, Exhibits or Schedules, such reference shall be to an Article, Section, Exhibit or Schedule, as applicable, of this Agreement unless otherwise indicated. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The words “hereof,” “hereto,” “hereby,” “herein” and “hereunder” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The words “the date hereof,” “the date of this Agreement,” and words of similar import means the day and year first set forth above in the preamble to this Agreement. Unless the context otherwise requires, the terms “neither,” “nor,” “any,” “either” and “or” are not exclusive. The word “extent” in the phrase “to the extent” means the degree to which a subject or other thing extends, and such phrase does not mean simply “if.”

IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed by their respective authorized officers as of the Effective Date.

CoJax Oil & Gas CorporationBarrister Energy, LLC

a Florida corporationa Mississippi limited liability company

By: /s/ Jeffrey GuzyBy: /s/ Andrew Cardwell

Name:  Jeffrey GuzyName:  Andrew Cardwell

Title: Chief Executive Officer and DirectorTitle: Managing Member

Seller Name:  Andrew Cardwell

Signature:/s/ Andrew Cardwell

Seller Name:  Roger McLeod

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Signature: /s/ Roger McLeod

Seller Name:  Jeffrey Delancey

Signature:/s/ Jeffrey Delancey

Seller Name:  Lamar Resources, LLC, a limited liability company organized under the laws of the state of Texas (beneficial owner – Marty Rutland)

Signature:/s/ Marty Rutland

Exhibit A

The following sets forth the number of shares, the Payment Shares, issued in exchange for Membership Interests of the LLC:

Name of Member	Number/Percentage of LLC Membership Interests	Shares of Common Stock issued for LLC Membership Interests
Andrew Cardwell	5.00%	182,500
Roger McLeod	80.00%	2,920,000
Jeffrey Delancey	8.33%	304,045
Lamar Resources, LLC	6.67%	243,455

For purposes of Buyer’s Shareholder Records, please provide mailing address of each Seller
Name of Seller	Address for Stock Ledger of Buyer (no post office box or mail stop)
Andrew Cardwell	404 Short 7th, Laurel, MS 39440
Roger McLeod	1050 Woodland Hills Drive, Laurel, MS 39440
Jeffrey Delancey	867 Gates Rd, Columbia, MS 39429
Lamar Resources, LLC	7017 Tilbury CT, McKinney, TX 75071

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As of the Effective Date, Jeff Guzy, Buyer’s senior officer, and director owns one share of Common Stock of Buyer and is the sole shareholder of the Buyer.

Deliverables due at Closing or when stated below:

1)Each party will tender a fully signed, completed, and dated original of this Agreement with exhibits and schedules thereto to each of the other parties.

2)Each Seller will tender to Buyer a certificate evidencing all of its, his or her LLC Membership Interests, and each certificate will have all signatures and certifications required to transfer ownership of the LLC Membership Interests to the Buyer.

3)Each Seller will provide the Buyer with Seller’s full legal name, mailing address (no post office box or mail stops), contact telephone number or email address and Each party will complete, date and sign any certifications, powers, affidavits, agreements, reports, forms, filings and other documents that the Closing attorney reasonably requires and are reasonably necessary to consummate the Exchange.

4)The waiver of consents of the creditors for the Exchange that is required under the agreements or instruments of any portion of the Debt in order to prevent a default or breach under those agreements and instruments, an acceleration of timing to pay the Debt or increase in the interest rate applicable to principal amount of any portion of the Debt.

5)Completed and signed the Investor Questionnaire by each Seller delivered at least seven (7) days prior to the Closing Date.

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